Exhibit 99.1

eGain Announces Fiscal 2013 Second Quarter Financial Results

•	Total quarterly revenue up 37% sequentially and 36% year-over-year

•	Quarterly cloud software revenue up 21% sequentially and 76% year-over-year

•	Deferred revenue of $22.4 million, up 339% year-over-year

•	Unbilled deferred revenue of $18.1 million, up 42% year-over-year

•	Net income of $641,000, or $0.03 per basic and $0.02 per diluted share

•	eGain reiterates guidance for fiscal year 2013 cloud revenue growth of at least 50%

•	eGain reiterates guidance for fiscal year 2013 revenue growth of between 20% and 25%

Sunnyvale, Calif. (February 5, 2013) – eGain (NASDAQ: EGAN), a leading provider of cloud customer engagement solutions, today announced results for its fiscal 2013 second quarter ended December 31, 2012.

“We are very pleased with our financial performance this quarter,” said Ashu Roy, eGain’s CEO. “We booked record new business and thanks to our growing cloud traction, we ended the quarter with twice the backlog from a year ago.”

Mr. Roy continued, “We have generated approximately $10 million in operating cash year to date, ending this quarter with nearly $20 million on our balance sheet. We intend to continue investing in sales and marketing to capitalize on the global market opportunity, favorable competitive dynamics, and our established product leadership.”

Fiscal 2013 Second Quarter Results:

Revenue: Total revenue for the fiscal second quarter was $14.7 million, an increase of 36% on a year-over-year basis. License revenue for the fiscal second quarter was $3.4 million, an increase of 13% on a year-over-year basis. Recurring revenue for the fiscal second quarter was $7.8 million, an increase of 36% on a year-over-year basis. The cloud portion of the recurring revenue was $4.5 million, an increase of 76% on a year-over-year basis. Professional services revenue for the fiscal second quarter was $3.5 million, an increase of 69% on a year-over-year basis.

For the first six months ended December 31, 2012, total revenue was $25.5 million, an increase of 20% on a year-over-year basis. License revenue was $4.1 million, compared to $5.9 million for the same period last year. Recurring revenue was $15.0 million, an increase of 30% on a year-over-year basis. The cloud portion of the recurring revenue was $8.2 million, an increase of 59% on a year-over-year basis. Professional services revenue was $6.3 million, an increase of 67% on a year-over-year basis.

Gross Profit: Gross profit for the fiscal second quarter was $10.5 million, an increase of 38% compared to $7.6 million for the second quarter of fiscal 2012. Gross margin for the fiscal second quarter was 71%, compared to 70% in the second quarter last year. The recurring revenue gross margin for the fiscal second quarter increased to 85%, compared to 77% in the second quarter last year.

For the six months ended December 31, 2012, gross profit was $16.9 million, an increase of 11% compared to $15.2 million for the same period last year. Gross margin was 66%, compared to 71% in the same period last year. The recurring revenue gross margin increased to 83%, compared to 78% in the same period last year.

Earnings per Share: Net income for the fiscal second quarter was $641,000, or $0.03 per share on a basic and $0.02 per share diluted basis, compared to a net loss of $755,000, or a loss $0.03 per share for the second quarter of last year. Net income for the fiscal second quarter included stock-based compensation expense of $281,000 and interest and tax expense of $265,000, compared to stock-based compensation expense of $135,000 and interest and tax expense of $261,000 in the second quarter last year.

For the six months ended December 31, 2012, net loss was $2.2 million, or a loss of $0.09 per share, compared to a net loss of $239,000, or a loss of $0.01 per share, for the same period last year. Net loss for the six month period ended December 31, 2012 included stock-based compensation expense of $585,000 and interest and tax expense of $479,000, compared to stock-based compensation expense of $265,000 and interest and tax expense of $466,000 in the same period last year.

Cash: Total cash, cash equivalents and restricted cash increased to $19.9 million at December 31, 2012, up from $10.9 million at June 30, 2012. Cash provided by operations for the first six months ended December 31, 2012 was $9.9 million, compared to cash provided by operations of $1.3 million for the same period last year.

Deferred Revenue:

Total deferred revenue (which includes both deferred revenue on the balance sheet and unbilled deferred revenue that remains off balance sheet, collectively representing contractual commitments that have not been recognized as revenue) was $40.5 million at December 31, 2012, compared to $17.9 million at December 31, 2011.

Fiscal 2013 Guidance: eGain reiterates its previously provided guidance for its business mix for fiscal 2013 to be 70% new cloud contracts and 30% new license contracts. eGain reiterates it fiscal 2013 guidance of total revenue growth of between 20% and 25% and annual cloud revenue growth of at least 50%.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Daylight Time. To access the live call, please dial (866) 219-5268, or outside the U.S. (703) 639-1120, at least five minutes prior to the start time. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 266-2081 (U.S. toll-free) or (703) 925-2533 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is #1603984. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain (NASDAQ: EGAN) is a leading provider of cloud customer engagement solutions. Trusted by leading brands, eGain solutions help design and deliver smart, connected customer journeys across social, mobile, web, and contact centers.

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call the company’s offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

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Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s forecasts (including the above stated guidance), beliefs, projections, expectations, including but not limited to our financial performance and guidance, the anticipated growth of our business, market trends, plans to invest in our business and expectations regarding the market acceptance of our products, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, our guidance regarding revenue and mix of new license and cloud contracts; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our ability to invest resources to expand our distribution; our partnerships; our future markets; our international operations involve various risks; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 25, 2012, and eGain’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain. All other company names and products are trademarks or registered trademarks of their respective companies.

eGain:	MKR Group Investor Relations:

Eric Smit, CFO	Charles Messman or Todd Kehrli
Phone: 408-636-4500	Phone: 323-468-2300
Email: iregain@egain.com	Email: egan@mkr-group.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2012	June 30, 2012
		As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$18,839	$9,911
Restricted cash	37	35
Accounts receivable, net	8,308	6,535
Deferred commissions	1,629	955
Prepaid and other current assets	1,038	795

Total current assets	29,851	18,231
Property and equipment, net	2,481	2,295
Deferred commissions, net of current portion	1,071	643
Goodwill, net	4,880	4,880
Restricted cash, net of current portion	1,000	1,000
Other assets	793	894

Total assets	$40,076	$27,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,111	$1,875
Accrued compensation	3,745	3,385
Accrued liabilities	1,785	1,549
Current portion of deferred revenue	19,398	6,896
Current portion of bank borrowings	2,167	1,666
Related party notes payable	2,786	—

Total current liabilities	30,992	15,371
Deferred revenue, net of current portion	2,982	1,187
Bank borrowings, net of current portion	3,333	1,667
Related party notes payable	—	5,563
Other long term liabilities	289	242

Total liabilities	37,596	24,030
Stockholders’ equity:
Common stock	25	24
Additional paid-in capital	327,589	326,742
Notes receivable from stockholders	(86)	(85)
Accumulated other comprehensive loss	(787)	(750)
Accumulated deficit	(324,261)	(322,018)

Total stockholders’ equity	2,480	3,913

Total liabilities and stockholders’ equity	$40,076	$27,943

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
		As Adjusted		As Adjusted
Revenue:
License	$3,426	$3,033	$4,139	$5,918
Recurring revenue	7,806	5,725	14,980	11,506
Professional services	3,505	2,078	6,341	3,796

Total revenue	14,737	10,836	25,460	21,220
Cost of license	46	(1)	91	(11)
Cost of recurring revenue	1,208	1,291	2,604	2,557
Cost of professional services	3,012	1,961	5,915	3,510

Total cost of revenue	4,266	3,251	8,610	6,056

Gross profit	10,471	7,585	16,850	15,164

Operating expenses:
Research and development	2,142	1,377	4,092	2,807
Sales and marketing	5,946	4,923	11,495	9,027
General and administrative	1,570	1,728	3,077	2,841

Total operating expenses	9,658	8,028	18,664	14,675

Income / (loss) from operations	813	(443)	(1,814)	489
Interest expense, net	(136)	(214)	(277)	(389)
Other income (expense), net	93	(51)	50	(262)

Income / (loss) before income tax	770	(708)	(2,041)	(162)
Income tax provision	(129)	(47)	(202)	(77)

Net Income / (loss)	$641	$(755)	$(2,243)	$(239)

Per share information:
Basic net income / (loss) per common share	$0.03	$(0.03)	$(0.09)	$(0.01)

Diluted net income / (loss) per common share	$0.02	$(0.03)	$(0.09)	$(0.01)

Weighted average shares used in computing basic net income / (loss) per common share	24,670	24,351	24,593	24,246

Weighted average shares used in computing diluted net income / (loss) per common share	26,099	24,351	24,593	24,246

Summary of stock-based compensation included in the costs and expense above:
Cost of professional services and recurring revenue	$30	$13	$59	$31
Research and development	78	18	155	41
Sales and marketing	90	63	186	106
General and administrative	83	41	185	87